Exhibit 99.1

Ally Doubles Carvana Loan Purchase Program to $2.0 Billion

PHOENIX (MARCH 24, 2020) – Carvana (NYSE: CVNA), a leading e-commerce platform for buying and selling used cars, announced today a significant increase and extension of its current loan purchase program with Ally Financial, highlighting the deep relationship that has been built between the two companies over the past six years.

Ally will provide up to $2.0 billion of capacity for the purchase of finance receivables over the next 12 months and broaden the set of customers covered by the agreement.

“This commitment from Ally puts Carvana in a strong position to provide our customers fair, simple financing in this time when so many need it,” said Ernie Garcia, Carvana founder and CEO.

“As we work through the current business challenges facing the auto industry, the Ally team remains unwavering in its focus on finding the best solutions to help our dealer customers,” said Doug Timmerman, president of Auto Finance for Ally. “We’re pleased to have the expertise and agility to deliver a financing agreement that supports Carvana’s innovative, digital consumer experience.”

Carvana offers consumers an entirely at-home, online car shopping platform with more than 25,000 vehicles available with virtual, 360-degree tours, inside and out. All vehicles are available for home delivery, including a new option for Touchless Delivery, as well as the peace of mind of a 7-day return policy.

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About Carvana (NYSE: CVNA)

Founded in 2012 and based in Phoenix, Carvana’s (NYSE: CVNA) mission is to change the way people buy cars. By removing the traditional dealership infrastructure and replacing it with technology and exceptional customer service, Carvana offers consumers an intuitive and convenient online car buying and financing platform. Carvana.com enables consumers to quickly and easily shop more than 25,000 vehicles, finance, trade-in or sell their current vehicle to Carvana, sign contracts, and schedule as-soon-as-next-day delivery or pickup at one of Carvana’s patented, automated Car Vending Machines.

For further information on Carvana, please visit www.carvana.com, or connect with us on Facebook, Instagram or Twitter.

Investor Relations:
Carvana
Mike Levin
investors@carvana.com

Media Contact:
Carvana
Amy O’Hara
press@carvana.com